CONSULTING AGREEMENT
                                 With
                     AMERI-CAN RAILWAYSYSTEMS, INC
                    (A New Hampshire Corporation)

1.  Parties and General Terms of Agreement.   This Agreement is made
effective as of July 1, 1998 by Idaho Consulting Services, Inc.
(the "Consultant" or "ICS") and  with the above-referenced client.

2. Consultant's Services In General. The Consultant engages in securities, business and financial consulting. The Consultant has been or will be assisting the Client in evaluating alternative financing plans and securities offerings. The Consultant assists only on a best effort basis in short term and long term equity financing arrangements. The Consultant also has the expertise to negotiate mergers, acquisitions and joint ventures. The Consultant has available financial analysts, accountants, legal counsel, financial public relations firms and other experts in financing, securities markets and acquisition and disposition transactions. The Consultant does not generally act as, and will not accept any compensation for. incidental activities generally conducted by a mortgage broker or loan finder or loan placement firm or investment banker or broker/dealer.

3.  Specific Documents and Consultation Agreed Upon.

     3A. The Consultant shall provide the Client with the following: analysis, management consulting, organizational structuring, document preparation and other services upon receipt of payment.

          3A(1)   Equity Capitalization Outline.    The Consultant
shall present an outline for the Client's raising equity capital and becoming a publicly traded NASDAQ Bulletin Board listed company. This will focus on a Regulation D, Rule 504 offering with Form D filings, in three (3) or more stages. This can require the formation of a new corporate entity to avoid unknown (or false claims of) stock obligations or taxes, or other liabilities that can cost time and money to defeat or settle.

          3A(2) Public Relations Contract. The Consultant will negotiate for the Client a marketing contract with a financial public relations firm.

          3A(3)  Business Plan Due Diligence.     The Consultant shall
request and review a thorough group of Client-prepared due diligence documents and the Client's business plan.

          3A(4) New Corporation. Form a new corporate entity, if necessary or desirable.

          3A(5) First Stage Offering to Consultant and Public Relations Firm. The Consultant shall prepare the first stage, Rule 504, Offering Memorandum ("OM"), if deemed necessary, and Form D, for sale to Consultant or its designees, assignees and/or agents of 1,915,000 free trading shares of Common Stock at $0.0001 per share ($192), including Common shares salable pursuant to terms of the
financial public relations and promotion  contracts.   Consultant
shall compensate its professional consultants for legal and financial advice from the shares referred to in this paragraph and the cash payments described elsewhere herein.

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          3A(6)  Second Stage Offering.  The Consultant shall prepare the second stage $0.10 OM and Form D for the Company's 1,000,000 shares of free trading Common Stock to be sold at $0.10 per share ($200,000). This offering is intended to provide a shareholder base for NASD qualification as described below.

          3A(7) Third Stage Offering. The Consultant shall prepare the OM and Form D for the third stage sale of Units of stock and warrants to purchase stock. Example, 895,000 Units will be sold at $1.00 per Unit (as agreed here: $1.00 per Unit, or $895,000 total). The number of Units equals the dollar amount sold in the first and second stage offerings subtracted from $1,000,000 (the maximum amount under Rule 504) divided by the Unit price. Each Unit contains one share of Common Stock, one Series A Warrant with an exercise price of to be determined per share and one Series B Warrant with an exercise price of to be determined per share. The exercise price is the amount per share the warrant holder shall pay to the Client Company or its agent (warrant transfer agent) to purchase one share of registered (free trading) Common stock of the Company. See: Paragraph 4B. As part of this Agreement, the securities counsel shall prepare the Series A and B Warrants and the related Stock and Warrant Transfer Agreements.

          3A(8) NASD and State Filings. The Consultant shall assist the Client in preparing Client's S.E.C. Form D, NASD Bulletin Board application under Rule 15C2-11 and Form 211, and N.Y. State Forms M-11 and U-2. The third stage offering shall be made approximately three weeks, market conditions permitting, after NASD clearance of the 15C2-11.

          3A(9) Market Maker and Transfer Agents. The Consultant shall recommend to the Client a suitable market maker, stock transfer agent and warrant transfer agent.

          3A(10)  S & P Listing.  The Consultant shall assist the
Client in completing an application listing the Client's data in the Standard and Poor's Corporation Records.

          3A(11)   S.E.C Qualified  C.P.A.  The Consultant shall
require the Client to engage an S.E.C. qualified certified public accountant.

          3A(12) Form 10-SB. The Consultant shall assist the Client in preparing the Client's Form 10-SB within two (2) months after the completion of the third stage offering. This S.E.C. registration statement makes the Client fully reporting as to outstanding stock under Section 12(g) of the Securities Exchange Act of 1934. The 10-SB will complete the qualifications to be a fully informational qualified NASDAQ-listed, electronic Bulletin Board Company.

          3A(13) Form SB-1. The Consultant shall assist the Client in preparing the Client's Form SB-2 (S.E.C. registration statement for stock sales under the Securities Act of 1933) after the completion of the third stage offering and the S.E.C has approved the Client Company's 10-SB filing and the market conditions are favorable; that is, the stock has stabilized. See 4B. The Form SB-2 will register the Common stock of the Company underlying the Warrants included in the third stage Offering.

     3B. Introduction. The Consultant shall inform the Client of any investors it may be aware or become aware of who may be interested in investing in the Client Company's Regulation D, Rule 504 Offering.
The Consultant shall not accept compensation or a commission for such a service.

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4.   Certain Information.

     4A. NASD Clearance Timeframe. Normally the NASD will approve the Bulletin Board (Rule 15C2-11) over-the-counter electronic listing of the Client's shares for trading in two to three weeks, subject to any additional inquiries and/or requests for additional information made by the NASD.

     4B. Warrant Details. The Series A and B Warrants shall be exercisable after (A) the third stage offering is completed, (B) the S.E.C. has approved the Client Company's 10-SB filing and (C) the market conditions are favorable; that is, the stock has stabilized (i) the stock price's closing bid is averaging approximately $1.00 above the conversion price of the warrants and (ii) the daily average trading volume is above 10,000 for at least a month. The A and B Warrants are redeemable by the Client at $0.02 per Warrant on 30 days' written notice. Before the Warrants can be exercised (converted), a Form SB-2 Registration Statement must have been declared effective by the S.E.C.. In order for the A and B Warrants to be converted separately, an effective SB-2 registration (prospectus) would be required for the conversion of the A Warrants and a separate effective SB-2 registration (prospectus) would be required for the conversion of the B Warrants.

5.  Performance Stock Options.   The Client hereby grants the
Consultant five (5) year options to purchase 500,000 shares of Common Stock at $0.0001 per share. The options vest and are exercisable
immediately.    The Consultant or its assignees( Collectively know as
the "Optionee" )may exercise the options in whole or in part from time to time. The Optionee, also, agrees to enter in to a two year lock-up commencing on the date of grant. The stock underlying the options shall be registered on the Company's first S-3 filing, S-8 filing, if applicable, or in the Form SB-2 filing or at another time pursuant to "piggy back" registration rights. An Option Certificate is attached.

6.  Fees Related to Offering Memorandum.

     6A. OM Fees. The following fees are for due diligence, analysis, structuring the transaction(s) and preparing the required OM(s) and filings an legal requirements See .item 9. The fees are $20,000 payable as follows: (i) $10,000 is due upon signing of the Agreement, and (ii) the balance ($10,000) is payable upon funding of the second stage offering. See 3A(6). Payment is made payable to "Peter V. White, CPA."

     6B.  Filing and Preparation Fees. Payable to the Securities
Counsel upon demand from the proceeds of the second stage offering. See 3A(6). The following estimated fees are required for listing and trading the Company's Common Stock.

                                  Fees          Preparation
                                 -------        -----------
     Standard & Poor's           $6,900           $  500
     First Form M-11                250              500
     Second Form M-11               750              250
     15c2-11 and 211                 -0-             750
                                 -------          -------
                                 $7,900           $2,000



7. S.E.C. Analysis and Preparation Fees. Payable from the proceeds of the third stage offering. See 3A(7).

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      3A(12) Form 10-SB                          $20,000
             Each S.E.C. Comment Letter            1,000

      3A(13) Form SB-1 (per registration)        $30,000 See 4B
             Each S.E.C. Comment Letter            1,000


PAYMENT:  Item 7.  50% UPON COMMENCEMENT
                   50% UPON FILING DOCUMENT
                   PAYMENT FOR EACH S.E.C. COMMENT LETTER PRIOR TO SUBMISSION OF RESPONSE

8. Other Expenses. ALL TRAVEL EXPENSES INCURRED ON BEHALF OF THE CLIENT ARE TO BE PREPAID BY THE CLIENT. FILING FEES, FED-EX/U.P.S., PRINTING FEES AND ASSOCIATED COSTS WILL BE PAID DIRECTLY BY THE CLIENT. INCORPORATION FILING AND ESTIMATED PREPARATION FEES OF $850.00 (NEVADA) OR $600.00 (FLORIDA) WILL BE PAID DIRECTLY TO THE SECURITIES COUNSEL IF REQUIRED.


9. Legal. The Consultant retains a general and securities counsel. He shall assist the Client by reviewing, preparing, filing and/or supervising the preparation of documents pertaining to the Client for the following: Consultant's Due Diligence Questionnaire and Documents Request List, Disclosure Questionnaire for Officers, Directors and Affiliates, Corporate Structure, Securities and Exchange Commission Filings, State Filings (M-11, U2) State Blue Sky Regulation Filing, if any, Stock and Warrant Transfer Agreement, Warrants, Standard and Poor's Corporation Records, Market Makers, NASD (Rule 15C2-11 and Form
211) and related legal opinions. His fees are paid by the Consultant and shall not be disclosed by him or the Consultant. His background summary is available upon request.

10. Public Relations Firm. The financial public relations and promotions firms shall purchase the Client's Rule 504 Common Stock (free trading), issuable in two or more certificates at purchase price consistent with the second stage 504 offering ($.0001 per share)

11. Arbitration and Jurisdiction. Any dispute among the parties arising out of this contract or otherwise shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the Arbitrator may be entered in any court having venue and jurisdiction at that location. This Agreement is to be construed in accordance with the laws of the State of Pennsylvania .

12. Client's Representations and Warranties. The Client represents that all documents and any other information furnished to the Consultant are true, correct, complete and not misleading. The Client also represents and warrants that it has not withheld and will not withhold any materially important information. The Client accepts and acknowledges sole liability for defending and paying all damages or settlements resulting from any actions or claims against the Client or the Consultant which may arise from the information furnished (or omitted) by the Client.

13. Use of Proceeds. Client represents and warrants that it will utilize the Rule 504 funds pursuant to the "Use of Proceeds" as set forth in the Offering Memorandum(s) and the spirit thereof.

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14.  Voluntary Lock-up.  Officers, directors and principal
shareholders (ownership of at least 5%) will enter into a Lock-up Agreement with the Company, agreeing not to sell their Common Stock in the open market for a period twenty four (24) months. All sales transactions shall be in accordance with Rules 144 and 145. This Lock-up Agreement will be administered by the Board of Directors of the Company (Client).

15. Rights of Rescission. At any time, for any or no reason, within fifteen days of the completion of the audit of the Company's financial statements, the Consultant may terminate this Agreement by returning all funds (except for such funds which may have been expended in the performance of due diligence), options, share certificates and documents without any recourse or penalties from the Client.

16. Confidentiality. Consultants and the Client mutually agree to hold confidential and secret all documents, strategies, relationships or actions which either party may disclose or perform except as directly required in performing the obligations as set forth in this Agreement.

17.  Completion,   The  Consulting Agreement contains three separate
and distinct phases, each one with a specific and identifiable point of completion and associated costs. Phase One: Regulation D, Rule 504 offering shall be deemed complete upon the Client Company trading and raising one million dollars before expenses. Phase Two shall be deemed complete upon the S.E.C. declaring the Client Company's 10-SB filing effective. Phase Three shall be deemed complete upon the S.E.C. declaring the Client Company's initial SB-1 filing effective. Either the Consultant or the Client may elect not to initiate a subsequent phase upon thirty days' written notice. If the Client elects not to initiate a phase prior to the start of such a phase, no additional Consultant fees shall be incurred. If the phase is cancelled, the Client shall be charged for hours incurred, at a rate of $175.00 per hour, per individual Consultant.


18. Trickle-Out Assurances. The Consultant shall assist the Client, on a best efforts basis, in obtaining from the purchaser of the Second Stage Offering Shares, as referred to in paragraph 3A(6) herein, assurances that such purchasers shall refrain from sales of the stock which may adversely affect the market or the price of the Client company's stock for a period of one hundred and twenty (120) days from the commencement of public trading of the Company's stock or until the average daily trading of the Company stock reaches ten thousand (10,000) shares, whichever event shall occur first.

19. Final Agreement. This Agreement replaces, supercedes and renders void all and any prior Agreements written and verbal. Any and all modifications and or changes to this Agreements shall be mutually agreed in writing by both parties.

20.  Signatures.  Signed as of July 1, 1998.

CLIENT:                             CONSULTANT:
Name: /s/ Sydney Harland            Name: /s/ Edmund J. Gorman, Esq.
Title: Chairman & CEO               Title: President & Director
Company: Ameri-can Railway          Company: Idaho Consulting Services, Inc.
         Systems, Inc.

EXHIBITS:
Option Certificates and Agreements.
Shareholders Lists:
 Founders, Officers, Key Employees and Directors.
 Individuals purchasers of the $0.0001 Regulation D, Rule 504 Offering. cc: Ed Gorman

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Performance Option Grant

500,000 Shares of Common Stock, $0.0001 par value, Granted to and
Idaho Consulting Services, Inc.

Parties and General Terms of Option Certificate and Agreement.

This Option Certificate and Agreement is made effective as of July 1, 1998 among Client Company's or its successor's ("Optionor"), and Idaho Consulting Services, Inc. (the "Consultant" or "ICS") .

Idaho Consulting Services, Inc. (the "Consultant" or "ICS") and with the above-referenced client. or its assignees, designees agents or transferees ("Optionee"). The purpose of this Option Certificate and Agreement is to set forth the terms pursuant to which the Optionor is granting and the Optionee is accepting an option to purchase shares of Client Company's or its successor's Common Stock, $0.0001 par value per share.

     2. Grant of Option. The Optionee is hereby granted an option to purchase Five Hundred Thousand (500,000) Shares of Optionor, Common Stock, $0.0001 par value per share, at the exercise (purchase) price and on the other terms stated herein.

     3.   Exercise Price.   The exercise price of this Option to
purchase the shares subject hereto is One Dollar ($0.0001) per share.

     4. Escrow/Pledge of Shares. The certificate representing the shares underlying this Option, and an Assignment of Stock, hereto, shall be held to secure the issuance of shares, pursuant to the enclosed Standard Escrow Terms.

     5. Exercise of Option. This option is exercisable from time to time, in whole or in part, by the sending to Optionor with a copy to the Escrow Agent (if required) of signed written notice (on a copy of the Exercise Notice Form contained herein, or otherwise) with payment by Optionee of the exercise price on or before the date which is five
(5) years from the date of this Option. The Escrow Agent shall effectuate the transfer upon receipt of the notice with a copy of the check mailed to Optionor or upon forwarding the check to Optionors if received by the Escrow Agent. The Client will register the stock underlying the Performance Options on an S-3, an S-8 or any other registration statement that may be filed with the Securities and Exchange Commission upon the exercise of these Performance Options.

     6. Purpose and Conditions of Option. This option is an incentive and vests and is exercisable immediately. Optionee may exercise the options in whole or in part from time to time. The Optionee, as a part of this agreement, has entered into a two year lock-up agreement which commences on the date of grant
(July 1, 1998).   The stock underlying the options is deemed to
be issued prusuant to Rule 144, and if required shall be registered on the Company's first S-3 filing, S-8 filing, if applicable, or in the Form SB-2 filing or at another time pursuant to "piggy back" registration rights.

     7.   Signatures.    IN WITNESS WHEREOF, the parties have executed
this Agreement as of the date first set forth herein.


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

Counterparts or multiple originals may be executed and collectively shall be deemed to be one instrument.

OPTIONEE                            OPTIONER
Signature:                          Signature: /s/ Sydney Harland
Name  Edmund J. Gorman, Esq.        Name:  Sydney Harland
Title President & Director          Title  Chairman & CEO



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                       EXERCISE NOTICE FORM
                        As To Stock Option



To:


Copy to:  Escrow Agent.

     The undersigned hereby irrevocably elects to exercise the attached Option Certificate and Agreement to the extent of 500,000 Shares of __________________________________________, Inc.
Common Stock, $0.0001 par value per share, and hereby makes payment of $_______________ ($1.00 per share) in payment of the purchase
(exercise) price thereof,  ________________________________, Inc., check enclosed herewith.

(Please typewrite or print in block letters the name (s) on the Option Certificate or assignees, designees, agents or transferees. If a transferee is named, then a bank, must guarantee the registered owner(s) signature(s) below or in a separate letter or form.)


Date: ____________, 199__          Signature:_______________________
                                   Name:
                                   Title: ___________________________
                                          (If officer, trustee, etc.)

Enclosure: $____________Check




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